Exhibit 23(b)
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 26, 2014

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our Letter Report dated January 31, 2014, regarding the proved reserves of Denbury Resources, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2013 on Certain Properties owned by Denbury Resources Inc. SEC Case", "Appraisal Report as of December 31, 2012 on Certain Properties owned by Denbury Resources Inc. SEC Case", and "Appraisal Report as of December 31, 2011 on Certain Properties owned by Denbury Resources Inc. SEC Case", in the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 2013.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716